Exhibit 11


                      DI INDUSTRIES, INC. AND SUBSIDIARIES

                 COMPUTATION OF LOSS PER COMMON STOCK SHARE (in
                thousands except per common stock share amounts)
                                   (Unaudited)

                                                 Three months ended       Six months ended
                                                        JUNE 30,               JUNE 30,
                                                 --------------------   ---------------------
                                                   1996         1995       1996        1995
                                                 --------    --------    --------    --------
Primary earnings (loss) per share:
Weighted average shares of common
  stock outstanding ..........................     38,694      38,669      38,682      38,669

Stock options (treasury stock method)(a) .....       --          --          --          --
                                                 --------    --------    --------    --------

Weighted average shares of common stock
    outstanding for per share computation ....     38,694      38,669      38,682      38,669
                                                 ========    ========    ========    ========

Net income (loss) ............................   $    524    $ (1,665)   $   (967)   $ (3,895)

Less:  Series B Preferred Stock subscription
 dividend requirement ........................       (150)       --          (300)       --
                                                 --------    --------    --------    --------

Net income (loss) applicable to common stock .   $    374    $ (1,665)   $ (1,267)   $ (3,895)
                                                 ========    ========    ========    ========

Income (loss) per common share:
    Income (loss) from continuing operations .   $    .01    $   (.03)   $   (.03)   $   (.09)
    Income (loss) from discontinued operations       --          (.01)       --          (.01)
                                                 --------    --------    --------    --------

  Net income (loss) per share ................   $    .01    $   (.04)   $   (.03)   $   (.10)
                                                 ========    ========    ========    ========

Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per common stock share amounts.

     (a) Stock options are not included since inclusion would be either antidilutive or not significant for all the periods presented.